Exhibit 10.3

KEITHLEY INSTRUMENTS, INC.
2002 STOCK INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

This restricted unit award agreement (the “Agreement”) is made as of this      day of      , 20     (the “Award Date”), between Keithley Instruments, Inc., an Ohio corporation (the “Company”), and that key employee of the Company named at the bottom of this Agreement (“Key Employee”). Subject to the terms, conditions and limitations set forth in this Agreement (including, without limitation, the vesting provisions of paragraph 5 hereof), Key Employee hereby is granted and awarded      restricted units, with each such unit representing the economic value of a common share of the Company (the “Award”). When and whether Company common shares are issued to or in respect of Key Employee (if any) as a result of this Award shall be determined strictly in accordance with this Agreement, subject to the general provisions of the Plan.

All rights arising under or in connection with this Agreement shall expire on      , 20     , or if earlier, such earlier date as is specified in this Agreement (the “Expiration Date”). This Agreement (including any and all incorporated Exhibits hereto) is subject to the terms and conditions of the Keithley Instruments, Inc. 2002 Stock Incentive Plan, as amended and then in effect (the “Plan”). The Plan’s terms and conditions are incorporated herein by this reference. Additional terms and conditions of this Agreement are as follows:

1.	Issuance & Transfer of Common Shares and Other Amounts and Rights. In the event the restricted units evidenced by this Award vest as provided in paragraph 5 hereof, then as soon as practicable thereafter the Company shall transfer and issue to Key Employee (or such other person as may then be entitled hereunder) those Company common shares that such units represent.

2.	Tax, Withholding Matters. Any Key Employee or other person receiving Company common shares in connection with the vesting of restricted units in accordance with Paragraph 5 hereof shall provide for the satisfaction of all applicable federal, state and local withholding taxes and assessments arising in respect of such issuance and transfer of shares; the amount of such withholding taxes and assessments shall be determined by the Company, acting in its sole discretion (the “Total Withholding”). Upon request, the Company shall provide Key Employee with the information needed to determine the Total Withholding. The Total Withholding shall be paid with cash or check, or with a surrender of Company common shares having a fair market value on the date of transfer equal to that portion of the Total Withholding for which payment in cash or check is not made. The Committee may, in its sole discretion, specify other methods for transferring Company common shares in satisfaction of Final Awards, but any such specification shall only be made in writing.

3.	Interests Not Transferable. Any and all Awards made hereunder shall not be transferable or assignable, or capable of alienation or anticipation, by Key Employee except as otherwise expressly permitted by the Plan. Likewise, except as specifically provided in the Plan, Company common shares issued hereunder shall only be issued to Key Employee or his personal representative (except in the event of Key Employee’s death or disability, in which event otherwise-issuable Company common shares owed to Key Employee at death or disability shall be issued only to or for Key Employee’s estate (in the case of death) or to Key Employee’s legal representative (in the case of disability)).

4.	Units Carry No Dividend or Voting Rights. Awards made hereunder are at all times subject to all restrictions contained in this Agreement and in the Plan. Key Employee shall not have, or accrue, any shareholder rights as a result of being credited with units hereunder in respect of an Award. The right to receive dividends, and to vote or otherwise assert shareholders’ rights, shall only arise and accrue as and when Company common shares are issued and transferred to Key Employee in accordance with, and in satisfaction of, the Company’s obligations under the terms of the Plan and this Agreement. Key Employee understands and acknowledges that the Committee, acting in its sole discretion, may require Key Employee, or his successor, to represent and warrant that he will comply with all applicable laws and regulations or confirm certain factual matters, if requested by the Company’s legal counsel.

5.	Vesting, Expiration and Termination Rules. The units awarded hereunder will fully vest on the fourth (4th) anniversary of the Award Date, subject to the provisions of Paragraph 7 hereof (the “Vesting Date”). Notwithstanding the preceding sentence, in the event Key Employee’s employment by the Company terminates (including any employment with Company subsidiaries and affiliates whose financial results are reported on a consolidated basis with the Company) prior to the Vesting Date, regardless of the reason(s) therefor, all Key Employee’s rights hereunder shall terminate immediately and be extinguished, and thereafter shall have no value.

6.	Coordination With Other Rules. None of the terms, conditions or provisions in this Agreement shall be interpreted or applied to cause any common share of the Company, issued in connection with this Agreement, not to be a fully paid and non-assessable common share of the Company.

7.	Forfeiture; Set Off & Recoupment. Notwithstanding any other provision of this Agreement or the Plan, Key Employee’s rights hereunder with respect to the Award evidenced hereby (whether or not then vested, and regardless of the number of units, or Company common shares, represented thereby) shall immediately terminate, and otherwise be subject to forfeiture, set off, reduction, and recoupment for and against any claims the Company may have or asserts against Key Employee. Without limiting the generality of the preceding sentence, any of the following actions by Key Employee, taken while employed by the Company or within the three (3)-year period commencing with the cessation of Key Employee’s Company employment, shall terminate immediately Key Employee’s rights under this Agreement and under the Plan, and shall presumptively be deemed to damage the Company in an amount at least equal to the value of the Company common shares comprising this Award and thereafter be subject to set off, reduction and recoupment by the Company:

a)	Any direct or indirect disclosure or publication (or, during the three (3)-year period commencing with the cessation of Key Employee’s Company employment, any use) by Key Employee of any Company trade secret or confidential information;

b)	Any material violation by Key Employee of the terms of any written agreement between Key Employee and the Company;

c)	Any action by Key Employee, taken in direct or indirect competition with the Company (including, without limitation, any solicitation or acceptance by Key Employee of any employment, agency, consultation or affiliation agreement, arrangement or understanding, involving any competitor of the Company, or any subsidiary or affiliate thereof, determined as of the earlier of the date of such action or the date of the cessation of Key Employee’s Company employment); or

d)	Any attempt by Key Employee to induce any Company employee or any consultant, agent or sub-agent under contract with the Company to terminate his or her employment or other contractual relationship with the Company; and/or

In the event of any violation by Key Employee of any of subparagraphs (a), (b), (c) or (d) hereof, the Award evidenced herby (whether or not then vested) shall immediately terminate, be extinguished and forfeited, and have no further effect. In addition, with respect to all units awarded hereunder, and with respect to any Company common shares issued or expected to be issued in connection with this Award, Key Employee shall promptly forfeit, relinquish and surrender to the Company all gains, profits, and income Key Employee has realized from such Award, without regard to the form(s) such gains, profits and income take(s). Any failure by the Company to assert its set off, forfeiture and recoupment rights under this paragraph with respect to specific claims against Key Employee shall not waive, or operate to waive, the Company’s right to later assert its rights hereunder with respect to other or subsequent claims against Key Employee.

8.	Choice of Law; Consent to Jurisdiction. Key Employee hereby consents and agrees that Ohio law controls the parties’ procedural and substantive rights and obligations under this Agreement, and also consents and agrees to the jurisdiction of the state court of general jurisdiction sitting in Cuyahoga County, Ohio, as the exclusive forum for resolving all claims and issues arising under, out of, or in respect of, this Agreement.

9.	Severability; Survival of Certain Provisions. The unenforceability of one (1) or more of the provisions in this Agreement shall not vitiate or render void or unenforceable the remaining provisions of this Agreement; rather, such remaining provisions will remain fully enforceable to the extent permitted by law. Notwithstanding any contrary provision contained in the Plan or this Agreement, the provisions of paragraph 8 hereof shall specifically survive the termination, lapse or expiration of the Plan and/or this Agreement.

10.	Definitions. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.

KEITHLEY INSTRUMENTS, INC.

DATE OF AWARD:	By:

Title: Chairman of the Board, President and Chief Executive Officer

ACCEPTANCE BY KEY EMPLOYEE

The undersigned has read and understood, and hereby accepts, the terms, conditions, and obligations and restrictions imposed hereunder, as well as the terms, conditions and limitations of the Plan to which this Agreement is subject and subordinate.

DATE:	Key Employee